Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Ten-League International Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	ordinary shares, par value US$0.001 per share	457	(o)	-	-	US$	32,167,930	0.0001476	US$	4,747.99
Total Offering Amounts							US$	32,167,930		US$	4,747.99

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.